Exhibit 3

SUMMIT CAPITAL, LLC
5400 LBJ Freeway
Suite 1470
Dallas, Texas 75240
972-982-8653
972-982-8655 (fax)

February 20, 2003

Ms. Sherry Wilzig Izak, Chairman and CEO	SENT VIA FAX & FEDEX
Mr. Phil Kupperman, President and CFO Wilshire Oil Company of Texas 921 Bergen Avenue Jersey City, New Jersey 07306-4204

Re: Incorrect Affiliate Ownership Information

Dear Ms. Izak and Mr. Kupperman:

I am writing to express my concern that the ownership interests of parties affiliated with Wilshire Oil Company of Texas (“WOC”) now appear to have been dramatically different than had been reported by WOC and by Mr. Wilzig at the times that I made purchases of stock of WOC. I am deeply concerned about the inaccurate information provided to me and other shareholders of WOC in filings with the Securities and Exchange Commission, which certainly was, from my perspective, a material misstatement of material fact pertaining to my investment decisions.

Very truly yours,

/s/ Kevin C. McTavish

Kevin C. McTavish
Principal

Cc:	Don Glendenning Owen Blicksilver